Exhibit 99.1

Omega Protein Announces New $35 Million Credit Facility

HOUSTON, October 22, 2009 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced that it has entered into a new $35 million senior secured credit facility with Wells Fargo Bank, National Association. The new credit facility consists of a 3-year revolving credit facility of up to $35 million, including a $7.5 million sub-limit for the issuance of standby letters of credit, and is secured by substantially all of the Company’s assets except for those already pledged in connection with existing federal Fisheries Finance Program loans.

The new credit facility replaces the Company’s existing credit facility with a syndicate of banks led by Bank of America, N.A, under which, just prior to the closing date, $11.4 million was outstanding under a term loan and $2.8 million was outstanding under letters of credit. The Company prepaid the term debt at closing and the letters of credit were transferred to Wells Fargo Bank.

Joe von Rosenberg, Chairman of the Board and Chief Executive Officer of Omega Protein, commented: “This new credit facility provides the Company with more favorable terms than the old facility and should reduce our future borrowing costs. We are pleased with the new relationship with Wells Fargo.”

In connection with the termination of the Company’s existing credit facility, the Company expects to incur an approximate $0.4 million charge in the fourth quarter of 2009 for the write-off of loan origination and related fees. Additionally, the early termination of the existing credit facility renders the associated interest rate swaps to be ineffective which results in approximately $1.4 million to be recognized as an interest expense in the third quarter of 2009.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; and (5) the Company’s estimate of write-offs and expenses are incorrect. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.”

CONTACT:

Investor Relations, (713) 623-0060

Web site: www.omegaproteininc.com

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